Exhibit 19.1

180 LIFE SCIENCES CORP.

SECOND AMENDED AND RESTATED

POLICY ON

INSIDER TRADING

As Adopted by the Board of Directors on September 27, 2023

This Policy has been adopted by 180 Life Sciences Corp., and supersedes prior policy statements on this subject. It applies to all employees, consultants, directors, and officers of the Company and subsidiaries.

180 Life Sciences Corp. (the “Company”) has adopted this Second Amended and Restated Policy on Insider Trading to apply to the persons described below. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. This Policy must be strictly followed. This Policy shall apply to the Company and each of its subsidiaries.

A. General Rule.

It is a violation of the federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if it could affect a person’s decision whether to buy, sell or hold the securities. It is inside information if it has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping.”) In that case, they may both be held liable. Please note that the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading.

The SEC, the stock exchanges, and plaintiffs’ lawyers focus on uncovering apparent insider trading. In this regard, please be aware that the SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading. In addition, the SEC and the stock exchanges maintain a very extensive database of officers, directors, and certain employees of public companies. It is quite possible that this database includes personal information about you, your relatives, and other acquaintances. As a result, if you or your acquaintances engage in insider trading, it is extremely likely that it will eventually be discovered and prosecuted.

A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times the profits earned) and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees. Controlling persons include the Company, and are interpreted by the SEC to include directors, officers and supervisors. These persons may be subject to significant fines.

Inside information does not belong to the individual directors, officers, or other employees who may handle it or otherwise become knowledgeable about it. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in Company securities, it is a fraud against members of the investing public and against the Company.

B. What Does the Policy Apply To?

This Policy applies to all transactions in the Company’s securities, including common stock, preferred stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan or otherwise.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

C. Who Does the Policy Apply To?

This policy applies to all employees, officers, consultants, and directors of the Company and its subsidiaries (collectively referred to as “Covered Persons”) and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by such Covered Persons or subject to their influence and control (collectively referred to as “Family Members”).

D. Other Companies’ Stocks

The same rules as set forth in this Policy apply to other companies’ stocks. Covered Persons, who learn material information about suppliers, customers, potential acquisition candidates, or competitors through their work at the Company, should keep it confidential and not (a) trade in, or buy or sell securities in, such companies until the information becomes public, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other company. Similar rules apply to Family Members of Covered Persons.

E. Trading in Options or Making “Short” Sales

The insider trading prohibition also applies to trading in options, such as put and call options, and selling stock “short”. Both forms of trading are highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a Company announcement or major event. It is difficult for an employee to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading or “short” sales by one or more directors or employees of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved.

For all of these reasons, the Company prohibits its directors, officers and employees (collectively, “Insiders”) from trading in options in the Company’s stock or selling the Company’s stock “short.” This prohibition does not apply to employee or director stock options granted by the Company or to shares acquired upon exercise of employee or director stock options. Furthermore, this prohibition does not apply to the use of the Company’s securities as consideration for the exercise of any such options or for the payment of any related withholding taxes.

F. What information is material?

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Insiders are subject to the Blackout Period provisions described in Section G.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

0	Financial results;
0	Projections of future earnings or losses;
0	News of a pending or proposed merger, acquisition or tender offer;

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

0	News of a pending or proposed acquisition or disposition of significant assets;
0	Actions of regulatory agencies;
0	News of a pending or proposed acquisition or disposition of a subsidiary;
0	Impending bankruptcy or financial liquidity problems;
0	Gain or loss of a significant customer or supplier;
0	Significant energy generation or supply problems;
0	Significant pricing changes;
0	Stock splits and stock repurchase programs;
0	New equity or debt offerings;
0	Significant litigation exposure due to actual or threatened litigation;
0	Clinical results of the Company’s drug candidates;
0	Major discoveries or significant changes or developments in products or product lines, clinical trial results, research or technologies;
0	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;
0	Content of material of Food and Drug Administration responses to the Company; and
0	Changes in senior management.

“Material Nonpublic Information” is material information that has not been previously Publicly Disclosed (as defined below) and is otherwise not available to the general public.

G. The Window Policy and other Guidelines

The following guidelines should be followed in order to ensure compliance with applicable anti-fraud laws and with the Company’s policies:

1. Trading Restrictions. No Insider of the Company or its subsidiaries and no Family Member of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with SEC Rule 10b5-1 and which is pre-cleared by the Chief Executive Officer), during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and ending at the close of business on the second full Trading Day (as defined below) following the date of Public Disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday after market close, Insiders shall not trade in the Company’s securities until Thursday. Also, as used in this Policy, “Public Disclosure” means the public disclosure of such information (a) via the filing of a Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K, with the Securities and Exchange Commission; (b) via widely distributed press release; (c) via a posting on the Company’s website and/or via social media, provided that the Company has previously announced publicly that the Company will be making public disclosures on its website (and/or via social media, as applicable) and that investors should monitor such website/social media, and that the Board of Directors has affirmatively determined that information posted to the Company’s website and/or via social media is sufficiently “public,” considering whether: (1) the Company’s website/social media is a recognized channel of distribution, (2) posting of information on the Company’s website/social media disseminates the information in a manner making it available to the securities marketplace in general, and (3) that there has been a reasonable waiting period for investors and the market to react to the posted information; or (d) with the prior approval of the Board of Directors, another method of disclosure meeting the public disclosure requirements of Regulation FD.

To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that officers, directors and employees of the Company and Family Members of the foregoing, to refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods established below. Each of the following periods will constitute a “Blackout Period”:

■	Each Trading Day which does not fall between the period beginning (a) after the second full business day after the Public Disclosure of a quarterly earnings release and ending (b) 15 calendar days prior to the end of the next reporting period/quarter (the “window”), subject in each case, to the restrictions below.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

The opening date of each window will vary depending on the date the applicable quarterly earnings release is made by the Company, but such windows will always end on June 15th (fifteen days prior to the end of the reporting period ending June 30th); September 15th (fifteen days prior to the end of the reporting period ending September 30th); December 16th (fifteen days prior to the end of the reporting period ending December 31th); and March 16th (fifteen days prior to the end of the reporting period ending March 31st), provided that in the event the fourth fiscal quarter earnings release is filed after March 16th, the window shall not open until the date the Company files a quarterly earnings release for the 2nd fiscal quarter.

■	In addition to the Blackout Periods described in this Section G(1) above, the Company may announce “special” Blackout Periods from time to time. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, a “special” Blackout Period may apply to all Insiders or only a specific group of Insiders. The Chief Executive Officer will provide written notice to Insiders subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information. As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.

■	The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor”, and all employees, officers and directors and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until after such information has been Publicly Disclosed for at least two Trading Days after the date of announcement. Although the Company may from time to time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

■	If a “special” Black Out Period is implemented, that fact should not be communicated to the public because of adverse inferences that may be drawn from that information.

2.	Exceptions to Blackout Periods.

■	The above restrictions on trading described in Sections G(1) (collectively, the “Trading Restrictions”) do not apply to exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price (net cashless exercises) or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); however, such restrictions would restrict the sale of such shares issuable upon exercise until the window is open.

■	The Trading Restrictions also do not apply to bona fide gifts of the Company’s securities.

■	The Trading Restrictions also do not apply to the vesting of restricted stock, or the exercise of a tax withhold right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, provided that any securities acquired pursuant to such vesting may not be sold while the Covered Person is in possession of Material Nonpublic Information or subject to a special trading blackout or, with respect to Insiders, while the Company’s trading window is closed.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

■	Notwithstanding the above, no individual possessing material nonpublic information concerning the Company or its subsidiaries may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the third full trading day following the Company’s widespread public release of such information.

■	The Trading Restrictions also do not apply to purchases of securities from the Company or sales of securities to the Company that do not involve a market transaction.

■	The Trading Restrictions also do not apply to purchases or sales made pursuant to a Rule 10b5- 1 plan that is adopted and operated in compliance with the terms of this Policy (see Section J).

■	The Chief Executive Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special trading blackout periods) due to financial hardship or other hardships only after:

a.	the person trading has notified the Chief Executive Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s);

b.	the person trading has certified to the Chief Executive Officer in writing no earlier than two business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company; and

c.	the Chief Executive Officer has approved the trade(s).

The existence of the foregoing approval procedures does not in any way obligate the Chief Executive Officer to approve any trades requested by hardship applicants. The Chief Executive Officer may reject any trading requests at his sole reasonable discretion.

2. Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it, until it has been publicly released by the Company.

3. Company Options. The exercise of employee stock options or purchases pursuant to any stock option plan is not subject to this Policy, except as discussed in Section G(2), above. However, stock that was acquired upon exercise of a stock option plan will be treated like any other stock, and may not be sold by an employee, unless such sales comply with the trading restrictions set forth above.

4. Avoid Speculation. The Company encourages all employees, directors and other persons subject to this Policy to avoid speculating in the Company’s stock. Our stock option program gives employees and directors an opportunity to share in the future growth of the Company. But investing means buying to share in the growth of the Company, it does not mean short-range speculation based on fluctuations in the market. Subject to the prohibition on trading on inside information and the other policies described herein, employees and directors may sell shares acquired through exercise of options. The Company, however, encourages you to avoid frequent trading in Company stock.

5. Trading in Other Securities. No employee, director, consultant, or other person subject to this Policy should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if such person learns in the course of his or her employment or involvement with the Company confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee learned through Company sources that the Company intended to purchase assets from a corporation, and then bought or sold stock in that other corporation because of the likely increase or decrease in the value of its securities.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

6. Priority of Statutory or Regulatory Trading Restrictions. The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by individuals pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (discussed below) or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933, as amended. Any individual who is uncertain whether other prohibitions or restrictions apply should ask the Company’s securities counsel, The Loev Law Firm, PC.

7. Prohibition Against Buying and Selling Company Common Stock Within a Six-Month Period. Purchases and sales (or sales and purchases) of Company common stock by officers, directors or greater than 10% stockholders (“Section 16 Individuals”) occurring within any six-month period in which a mathematical profit is realized result in illegal “short-swing profits.” The prohibition against short-swing profits is found in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 16 was drafted as a rather arbitrary prohibition against profitable “insider trading” in a company’s securities within any six-month period regardless of the presence or absence of material nonpublic information that may affect the market price of those securities. Each Section 16 Individual and 10% or greater stockholder of the Company is subject to the prohibition against short-swing profits under Section 16. Such persons are required to file Forms 3, 4 and 5 reports reporting his or her initial ownership of the Company’s common stock and any subsequent changes in such ownership. The Sarbanes-Oxley Act of 2002 requires Section 16 Individuals who must report transactions on Form 4 to do so by the end of the second business day following the transaction date. Profit realized, for the purposes of Section 16, is calculated generally to provide maximum recovery by the Company. The measure of damages is the profit computed from any purchase and sale or any sale and purchase within the short-swing (i.e., six-month) period, without regard to any setoffs for losses, any first-in or first-out rules, or the identity of the shares of common stock. This approach sometimes has been called the “lowest price in, highest price out” rule and can result in a realization of “profits” for Section 16 purposes even when the insider has suffered a net loss on his or her trade.

The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.

8. Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the employee, officer or director is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions.”

9. Hedging or Monetization Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee, officer or director to lock in much of the value of his stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow an employee, officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders at the time it is conveyed. Accordingly, hedging transactions and all other forms of monetization transactions are prohibited.

10. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restrictions. Thus, employees, officers and directors are prohibited from pledging Company securities as collateral for a loan. Additionally, shares of Company stock may not be held in a margin account.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

11. Post-Termination Transactions. This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company securities until that information has become public or is no longer material.

12. Director and Executive Officer Cashless Exercises. The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the General Counsel.

13. Internet Posting. This Policy also prohibits employees, officers, consultants, and directors of the Company and its subsidiaries and their Family Members from making any comments or postings about the Company on any Internet bulletin boards, via social media, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not such persons identify themselves as associated with the Company; however, such restriction shall not apply to the re-posting publicly of information previously publicly disclosed by the Company, in its original form, on the personal social media account of any officer, director, or employee, or disclosures/postings which are pre-approved in writing (including via email) by the Company’s Chief Executive Officer.

14. Additional Procedures. The Company may elect, from time to time, to institute special securities procedures with respect to certain staff members, including, but not limited to, the Company’s board of directors, executive officers and senior management.

H. Potential Civil, Criminal and Disciplinary Sanctions.

1. Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties and serve a jail term. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties. “Controlling persons” are also subject to significant civil penalties. Furthermore, a private action may be brought against a person who trades on inside information by any person who bought or sold before the inside information became public, not just the person from whom the securities were bought or sold.

2. Company Discipline. Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company or its appropriate subsidiary up to and including termination for cause.

3. Reporting of Violations. Any person who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Chief Executive Officer or Secretary of the Company. Upon learning of any such violation, the Chief Executive Officer or Secretary, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

I. Health Care Laws, Regulations and Guidance

The Company operates in a heavily regulated industry and is subject to a variety of legal and ethical standards. As a U.S. based company, the Company expects all consultants, directors, and officers (“Company Personnel”) around the world to comply with U.S. laws, regulations and standards governing the conduct of its business. Additionally, the Company expects Company Personnel to comply with the laws, regulations and standards in all countries in which they operate, to which they travel, and where the Company otherwise does business. Where appropriate, the Company will put into place, additional compliance policies to provide guidance related to healthcare laws and regulations. In the absence of specific compliance policies in a territory, this Policy will serve as the minimum compliance standards. Some of the applicable laws and standards are summarized below. For specific policies related to compliance in a particular territory, please contact the Company’s Chief Executive Officer.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

Pharmaceutical Product Regulation Laws. Company Personnel around the world must comply with all laws and regulations governing the manufacture, testing, review and approval, shipment, storage, and destruction of pharmaceutical products including those set forth by the U.S. Food and Drug Administration and the laws and regulations of other applicable national and local authorities. In conducting clinical trials of pharmaceutical products, Company Personnel will comply with rules governing human subject protection. Company Personnel are also subject to the U.S. Prescription Drug Marketing Act and other laws and regulations which govern pharmaceutical advertising and promotional practices. The Company’s commitment to develop and manufacture safe and effective products and to promote their benefits to patients and their providers legally and ethically requires full compliance of all Company Personnel with all laws and regulations governing research, development, manufacturing and sale of its products.

Anti-Kickback Laws. The receipt and provision as a normal business courtesy, of meals, gifts and entertainment, while a common and accepted practice in some industries and/or in some countries, is subject to additional regulations and restrictions in the healthcare industry, particularly with respect to interactions between pharmaceutical companies and healthcare professionals. Therefore, Company Personnel around the world should seek advice from the corporate legal or compliance department whenever anything of value is provided by the Company to healthcare professionals or any person that can directly or indirectly effect the purchase or sale of any Company product. For example, in the United States and many other countries, the offering by Company Personnel of anything of value as an inducement to purchase a pharmaceutical product may be a violation of law. Such laws prohibit offering by Company Personnel or giving by Company Personnel of anything of value to healthcare professionals or other persons, with the intent of, directly or indirectly, influencing or encouraging the recipient to purchase, prescribe, refer, sell, arrange for the purchase or sale of any Company product. Such conduct by Company Personnel may be a violation of U.S. law and can lead to severe penalties, including criminal and/or civil fines for the Company and individual Company Personnel. Many U.S. states have Anti-Kickback Laws that apply to items and services reimbursed under Medicaid and other state programs, and some have Anti-Kickback Laws that apply to all items and services, even those not reimbursed under a government program. Sales of the Company products, and purchases of products and services of suppliers, shall be made solely on the basis of quality, price and service, and never on the basis of giving or receiving payments, gifts, entertainment or favors. No payment shall be made by Company Personnel with the understanding that any part of such payment is to be used for any purpose other than that described by documents supporting the payment.

False Claims. Numerous federal and state laws in the United States prohibit anyone from making any false statement or representation for the purpose of obtaining benefits or payments by government programs, commercial insurers, or other health care plans. A document can be false if it omits material information. These laws typically require that the person has actual knowledge that the information is false or is provided in reckless disregard as to the truth or falsity of the information and no proof of specific intent to defraud is required. These laws also prohibit anyone from conspiring with another person to submit false claims. Thus, companies can be liable under false claims laws in the United States even if the claims are actually submitted by another person. Violations of these laws by the Company’s consultants, directors, and officers can lead to fines, imprisonment, or exclusion from health care programs.

Other Laws and Standards Applicable to U.S. Activities. The U.S. government and a number of states have enacted laws that prohibit pharmaceutical manufacturers from providing certain economic benefits to health care practitioners, require pharmaceutical manufacturers to report certain marketing expenditures or product pricing information to state regulatory bodies, and/or require pharmaceutical manufacturers to adopt compliance programs consistent with industry guidance. The Company is committed to conducting business in compliance with these requirements. In addition to the laws and regulations discussed above, a number of trade groups have issued standards governing pharmaceutical promotional and educational practices. Globally, Company Personnel must be aware of the requirements set forth in standards provided by trade groups and professional associations in the territories where they conduct business.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

J. Rule 10bS-1 Trading Plans

1. General Information.

Under Rule 10b5-1 of the Exchange Act, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan. Accordingly, while some individuals may find Rule 10b5- 1 plans attractive, they may not be suitable for all Insiders.

2. Specific Requirements.

A. Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 plan must first receive pre-approval of the plan from the Chief Financial Officer or his or her designee.

B. Material Nonpublic Information and Special Blackouts. An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any Material Nonpublic Information about the Company or otherwise subject to a special trading blackout.

C. Trading Window. Insiders may only establish a Rule 10b5-1 plan when the Company’s trading window is open.

D. Certification. Rule 10b5-1 plans must include a representation certifying, at the time of the adoption of a new or modified plan, that: (a) the Insider is not aware of Material Nonpublic Information about the Company or its securities; and (b) that they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

E. Cooling-Off Period. Applicable rules provide that trading under a 10b5-1 plan adopted by an officer or director of the Company cannot begin until the later of: (a) 90 days after the adoption of the Rule 10b5--- 1 plan; or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted; provided that for officers and directors, there is a 120 day maximum required cooling-off period. For persons other than directors and officers there is a minimum 30-day cooling-off period following a Rule 10b5-1 plan’s adoption. A change in certain essential terms of a previously adopted 10b5-1 plan (e.g., a change in the amount, price, or timing of the purchase or sale of securities (including a change to a written formula or algorithm) constitutes a termination of such prior plan and the adoption of a new plan, triggering the same cooling-off period described above and the same notice and approval requirements set forth above.

F. No Overlapping Plans. No Section 16 Individual shall have multiple or overlapping trading plans (i.e., plans allowing trades in the same period), or more than one single-trade plan in any 12 month period (with exceptions in both cases for sell-to-cover plans solely to satisfy tax withholding obligations on vesting of equity awards).

G. Notification of Adoptions, Modifications or Terminations of 10b5-1 and Similar Trading Arrangements. Pursuant to SEC rules and requirements, the Company is required to make quarterly disclosure of any adoption, modification, or termination by directors or officers of written trading arrangements under 10b5-1 or otherwise. As such, each Section 16 Individual is required to provide the Chief Financial Officer prompt notice, but in any event prior to the end of each fiscal quarter, in the event such Section 16 Individual has adopted, modified, or terminated any written trading arrangements under 10b5-1 or otherwise.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

K. Section 16 and Rule 144 Reporting

Section 16 of the Exchange Act requires Section 16 Individuals to file reports reflecting transactions in the Company’s equity securities (including derivatives and security-based swap agreements related to such securities). Section 16 also compels these persons to disgorge short- swing profits derived from trading activity within any six-month period.

1. Section 16 Reporting Obligations

Each person who is or becomes a Section 16 Individual must file reports concerning his or her beneficial ownership of the Company securities with the Securities and Exchange Commission and the Company. There are three types of forms that must be submitted on a timely basis to comply with Section 16 reporting requirements:

Form 3 for First-Time Filers: This form must be filed within 10 calendar days after the event triggering the filing. Triggering events include becoming a director or reporting officer (whether or not such person owns any corporate securities), or any transaction that places an investor’s holdings in the corporation above 10 percent for the first time. Form 3 requires information as to the Section 16 Individual’s beneficial ownership of all classes of the Company’s equity securities, including options.

Form 4 for Changes in Beneficial Ownership: This form is used to report changes in the Section 16 Individual’s ownership position. It must be filed within two (2) business days after the transaction occurred. Directors and officers who cease to hold their positions must still report certain changes on Form 4 for up to six months after leaving their positions.

Form 5 for Annual Reconciliation: The Form 5 is an annual report used to disclose certain exempt transactions not previously reported on Form 4. It must be filed within 45 calendar days after the end of a corporation’s fiscal year. Many Section 16 Individuals customarily file a Form 4 for all transactions, whether or not exempt, which negates the requirement of filing a Form 5.

It is the Company’s policy that the ultimate responsibility to prepare and timely file Forms 3, 4 and 5 rests with the Section 16 Individual, and NOT with the Company. As an accommodation to the Company’s Section 16 Individuals, it is the Company’s practice, upon request from a Section 16 Individual, to help prepare and file Forms 3, 4 and 5 for the Section 16 Individuals, and the Company may send each Section 16 Individual reminders or alerts from time to time. Each Section 16 Individual is obligated to promptly provide information to the office of the General Counsel concerning any change in his or her beneficial ownership of Company securities to ensure timely filing.

3. Changes in Beneficial Ownership Covered by Section 16

As noted above, transactions causing changes in a Section 16 Individual’s beneficial ownership are generally required to be reported on a Form 4. A wide range of transactions can trigger this reporting requirement, and Section 16 Individuals should therefore consider the following points:

● Gifts of securities are required to be disclosed on Form 4s within two business days of the date of the gift.

● Reports under Section 16 cover beneficial ownership, as opposed to mere record ownership, of Section 16 Individuals, and therefore include securities held by others for the Section 16 Individual’s benefit (regardless of how the securities are registered).

● Securities held by immediate family members living in a Section 16 Individual’s home are rebuttably presumed to be beneficially owned by the Section 16 Individual.

● A Section 16 Individual may in certain circumstances be presumed to beneficially own Company securities held in trust. This ownership may include trusts (including living or family trusts) in which the Section 16 Individual is a settlor or has or shares investment control. In addition, trusts in which the Section 16 Individual, or his or her immediate family member (whether or not living in the reporting officer’s or director’s home), is a beneficiary are subject to particularly complex reporting requirements.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

● The concept of “securities” for Section 16 purposes includes derivative securities (such as certain deferred stock units, options, stock appreciation rights and other rights with an exercise or conversion privilege at a price related to an equity security) as well as security-based swap agreements.

3. Limitations and Requirements on Resales of the Company’s Securities

Under the Securities Act of 1933, as amended (the “Securities Act”), Section 16 Individuals and others who are affiliatesl of the Company who wish to sell Company securities generally must comply with the requirements of Rule 144 or be forced to register them under the Securities Act. “Securities” under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures and any other form of security. Also, the safe harbor afforded by this rule is available whether or not the securities to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act).

The relevant provisions of Rule 144 as they apply to resales by Section 16 Individuals seeking to take advantage of the safe harbor are as follows:

Current public information. There must be adequate current public information available regarding the Company. This requirement is generally satisfied only if the Company has (a) filed all reports required by the Exchange Act and (b) submitted all required Interactive Data Files to the SEC during the twelve months preceding the sale.

Manner of sale. The sale of Company shares by a Section 16 Individual must be made in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission (or to a market maker at the price held out by the market maker). Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

3. Number of shares which may be sold. The amount of securities that a Section 16 Individual may sell in a three-month period is limited to the greater of:

a. one percent of the outstanding shares of the same class of the Company, or

b. the average weekly reported trading volume of the Company’s common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association, in the four calendar weeks preceding the transactions.

4. Notice of proposed sale. If the amount of securities proposed to be sold by a Section 16 Individual during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the Section 16 Individual must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.

[l]	Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” Further, Rule 144 covers not only current affiliates, but those who have been an affiliate within the last three months.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

S. Holding Periods. Any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.

In certain situations (e.g., securities acquired through stock dividends, splits or conversions), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

L. Individual Responsibility.

Every Covered Person has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each Covered Person in connection with any trade in the Company’s securities.

A Covered Person may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting.

M. Liability of The Company

The adoption, maintenance and enforcement of this Policy is not intended to result in the imposition of liability upon the Company for any insider trading violations where such liability would not exist in the absence of this Policy.

N. Acknowledgement.

Please read this Policy carefully, and promptly sign and return the attached Acknowledgment to:

Blair Jordan

Interim Chief Executive Officer

180 Life Sciences Corp.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

ACKNOWLEDGMENT

I have received a copy of the Amended and Restated Policy on Insider Trading of 180 Life Sciences Corp. and a copy of the Policy on Control and Disclosure of Confidential Information. I have read and understand the policies. I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of 180 Life Sciences Corp., or any of its subsidiaries or affiliates, my failure to comply in all respects with the policies of 180 Life Sciences Corp., including the Amended and Restated Policy on Insider Trading and the Policy on Control and Disclosure of Confidential Information, is a legitimate basis for termination for cause of my employment with 180 Life Sciences Corp., and any of its subsidiaries to which my employment now relates or may in the future relate.

Date: _____________	Signed:
Name:
(Please Print)

Please return to:

Blair Jordan

Chief Executive Officer

180 Life Sciences Corp.

180 Life Sciences Corp.

Second Amended and Restated Policy on Insider Trading

Adopted September 27, 2023

180 LIFE SCIENCES CORP.

POLICY ON CONTROL AND DISCLOSURE OF CONFIDENTIAL INFORMATION

I. INTRODUCTION

Federal and state securities laws impose significant responsibilities on 180 Life Sciences Corp. and its affiliates (collectively, the “Company”), employees, officers and directors with respect to the use and disclosure of confidential information. Those laws also impose significant liabilities-civil and criminal-on the Company and other persons who misuse material, confidential information in securities transactions. Consequently, the Company has established formal procedures and guidelines to identify material information about the Company and to control the method of its disclosure.

It is the policy of the Company that all material information about the Company be publicly disclosed on a prompt and timely basis (as required by the securities laws), unless it is determined in good faith that a legitimate corporate purpose is served by temporary nondisclosure. All confidential information that has not been publicly disseminated shall be distributed within the Company only on a strict “need-to-know basis,” and an employee shall not disclose such information on a selective basis or use such information to his or her personal advantage or for the benefit of others.

II. TREATMENT OF MATERIAL CONFIDENTIAL INFORMATION

A. Policy

It is the Company’s policy that so long as material information has not been disclosed generally to the public, directors, officers, and employees shall not discuss or disclose the information to or with any person other than with any executive officer (each, an “Authorized Person”) unless the other person has a clear need to know the information in order to fulfill Company job responsibilities. You should treat all information about the Company as confidential unless you can point to some fact to show that the information is generally available-for example, its announcement in a press release issued by the Company or its filing with the Securities and Exchange Commission (“SEC”).

Anyone possessing material, non-public information should safeguard it, conducting necessary discussions about the information privately, and taking similar protective measures to ensure confidentiality. If confidential information must be discussed to someone with a need to know, emphasize to that person the highly confidential nature of the information. Under no circumstances should any employee discuss material, non-public information about the Company with family, relatives, or business or social acquaintances. If anyone becomes aware that material information has been intentionally or unintentionally disclosed to non-employees or that rumors about the Company exist, as for instance among Company customers or suppliers or on the Internet, that person must report the information immediately to an Authorized Person.

In order to guard against improper release of material, non-public information, no officer, director, or employee of the Company should respond to any request for information, comments or interviews that may be expected to address material, non-public information about the Company. Instead, the inquiry must be referred to an Authorized Person. Likewise, neither the Company, nor any director, officer, employee or other person acting on behalf of the Company may enter into discussions on Internet web pages or within Internet “chat rooms” or discussion groups with respect to the Company or its business or make comments or answer questions raised by individuals at those sites or in those groups.

Directors, officers, and employees of the Company immediately must report material information about the Company promptly and fully to an Authorized Person as the information develops. If any doubt exists about whether certain information is material, the information must be reported to an Authorized Person.

180 Life Sciences Corp.

Policy on Control and Disclosure of

Confidential Information

B. Determination of Materiality

“Material information” is information that would be expected to affect the investment decision of a reasonable investor or to alter the market price of the Company’s securities. The following will also be considerations in evaluating materiality:

■	the possible effect of the information on individual decisions to buy, sell, or hold the Company’s securities;

■	the possible effect of the information on the market value of the Company’s securities;

■	the magnitude and immediacy of any possible effect discussed above;

■	all previous public disclosures by the Company of information relating to the same subject, including statements of the Company about material information that may be rendered misleading, incorrect, or incomplete in light of the new information;

■	whether the information is novel or surprising in terms of previous Company experience or performance; and

■	any pending public disclosures of related matters.

In general, information falling within the following categories can often be material:

■	financial results;

■	sales of debt or equity securities;

■	calls, redemptions, or purchases of the Company’s own securities;

■	litigation or governmental investigations concerning the Company;

■	capital investment plans and changes in such plans;

■	top management or control changes or other major personnel changes;

■	financial projections;

■	proposals or negotiations relating to possible acquisitions, including mergers and tender offers;

■	negotiations or agreements for joint ventures involving significant capital or other commitments by the Company; and

■	any substantial change in industry circumstances or competitive conditions that could significantly affect the Company’s earnings or prospects for growth.

180 Life Sciences Corp.

Policy on Control and Disclosure of

Confidential Information

In sum, all information that is confidential must be maintained as such. Material, confidential information must be reported to an Authorized Person and may not be disclosed outside the Company.

III. DISCLOSURE

A. Steps When Disclosure Is Required

If an Authorized Person determines that information is material and that the Company has a duty to disclose the information, an Authorized Person should make or supervise public disclosure of the information. When disclosure is made (a) it must be true, correct, and complete in all material respects, and (b) it must not be made on a selective basis. Public disclosure is to be made by either:

■	disseminating the information though a method or combination of methods of disclosure that are designed to provide broad, non-exclusionary distribution of information to the public; or

■	filing the information with the Securities and Exchange Commission on Form 8-K or other appropriate form.

B. Prohibition On Selective Disclosures

Neither the Company, nor any person acting on its behalf, may disclose any material, non-public information about the Company or its securities to a person outside of the Company, unless the Company makes public disclosure of that information in accordance with this Policy. This is referred to as a “Selective Disclosure.” If a Selective Disclosure is made by an Authorized Person or any other officer, employee or agent of the Company who regularly communicates with the investment community or shareholders of the Company (“Senior Officials”), then the Company must take the following steps:

■	If the Selective Disclosure is intentional, the Company must make public disclosure of that information simultaneously with the Selective Disclosure. Disclosure is intentional when the person making the disclosure either knows, or is reckless in not knowing, that the information he is communicating is both material and non-public.

■	If the Selective Disclosure is not intentional, the Company must make public disclosure of that information as soon as reasonably practicable. In no event will public disclosure of such information be made after the later of 24 hours or the commencement of the next day’s trading after a Senior Official of the Company learns that there has been a non-intentional Selective Disclosure by the Company or a Senior Official of information that the Senior Official knows, or is reckless in not knowing, is both material and non-public.

Only an Authorized Person should make or authorize another to make communications on behalf of the Company. Any officer, director, employee or agent of the Company who discloses material non-public information in breach of a duty of trust or confidence to the Company shall not be considered to be acting on behalf of the Company. Any non-public information disclosed by a person other than an Authorized Person (or one authorized by an Authorized Person) shall be reported immediately to an Authorized Person.

C. Specific Disclosure Procedures

Regulation FD also necessitates the following guidelines for specific Company disclosures:

Scheduled Periodic Conference Calls. For planned disclosure of material information in scheduled conference calls with the investment and shareholder community, the Company will:

■	First, issue a press release, distributed through regular channels, containing the subject information;

180 Life Sciences Corp.

Policy on Control and Disclosure of

Confidential Information

■	Second, provide adequate notice, by a press release, of a scheduled conference call with the time and date of the conference call and access instructions; and

■	Third, hold the conference call in an open manner, permitting investors to listen in either by telephonic means or through Internet webcasting.

Disclosures made at these conference calls, including answering questions, shall be made only by an Authorized Person. Information disseminated at a conference call held in compliance with the foregoing will be considered public disclosure for purposes of this Policy.

Comments on Analysts’ Pro}ections. The Company, its directors, officers, employees, or persons acting on any of their behalf, will not disclose to any analyst non-public information that the Company’s anticipated earnings will be higher than, lower than or the same as those forecasted by analysts. Neither will the Company, its directors, officers, employees, or persons acting on any of their behalf, communicate any material, non-public information selectively to members of the investment community through indirect earnings guidance such as forward-looking guidance on revenues, cash flows, net income, or other material line items from the Company’s financial statements. Attention may be drawn, however, to any previous relevant forward-looking public disclosure made by the Company, if such information is still current.

Analyst Presentations. For other planned disclosure of Company information, such as at management presentations made from time to time to members of the investment community, investor conference presentations and one-on-one investor or analyst meetings, the Company will make public disclosure of all material non-public information anticipated to be made in the manner and within the time periods described in this policy.

D. Forward-Looking Statements

At the beginning of each conference call, investor conference presentation, or one-on-one investor or analyst meeting conducted by the Company, an Authorized Person will state that predictive or forward-looking statements may be made during the call, presentation or meeting and will either:

■	read a safe harbor statement that identifies important factors which may cause actual results to differ materially from projected results; or

■	state that the oral statements are forward-looking and that actual results may differ materially from those projected in the financial statements, and refer the audience to a safe harbor statement previously made in a readily available document such as a previously filed SEC document.

Likewise, each press release issued by the Company will contain a safe harbor statement concerning predictive or forward-looking statements that may be contained in the press release.

IV. ENFORCEMENT

The Company expects all personnel at every level to comply strictly with these policies and procedures and any additional procedures that the Board of Directors may specify. Failure to observe those policies may cause serious legal difficulties for the employee and for the Company. The Company is authorized to take stringent disciplinary action against those who fail to follow the letter and spirit of these guidelines.

V. SUMMARY OF POLICY

A. Authorized Persons

The Company has designated spokespersons to administer the procedures and policies set forth in this memorandum. The “Authorized Persons” are at the level of executive officer and above.

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Policy on Control and Disclosure of

Confidential Information

B. Reporting Material Information

When material information about the Company or the market for its securities arises, the information must be reported promptly and fully to an Authorized Person. “Material information” is information that would be expected to affect the investment decision of a reasonable investor or to alter the market price of the Company’s securities. If any doubt exists about whether certain information is material, report the information to an Authorized Person.

C. Maintain Confidentiality

So long as material information has not been disclosed generally to the public, directors, officers, and employees shall not discuss or disclose the information to or with any person other than an Authorized Person, unless the other person has a clear need to know the information in order to fulfill Company job responsibilities. You should treat all information about the Company as confidential unless you can point to some fact to show that the information is generally available.

Anyone possessing material, non-public information should safeguard it, conducting necessary discussions about the information in private offices or other private locations, and taking similar protective measures to ensure confidentiality. If confidential information must be discussed with someone with a need to know, emphasize to that person the highly confidential nature of the information. Under no circumstances should any employee discuss material, non-public information about the Company with family, relatives, or business or social acquaintances. If anyone becomes aware that material information has been intentionally or unintentionally disclosed to non-employees, that person should report the disclosure immediately to an Authorized Person because the disclosure may obligate the Company to make a public statement.

D. Dealing with Outside Requests for Information

You should understand that these procedures are not intended to prevent employees from carrying on regular business conversation with customers, vendors, suppliers, etc., but you should be aware that if material information is disclosed to such persons (even inadvertently), it could trigger a duty by the Company to publicly disclose such information. This could be disadvantageous if disclosure is required in this manner at an inopportune time.

A good example is the Company’s earnings. The Company will publicly disclose earnings every calendar quarter as required under the federal securities laws. Except for these time periods, the Company’s earnings should not be publicly disclosed. If a third party inquires as to how business is going, the response should avoid any specific disclosure that may indirectly disclose earnings such as “We’re going to have a record quarter.”

E. Conclusion

In sum, keep material information confidential - and do not trade in securities of the Company - until the Company has made the information public and until the markets have had a chance to assimilate and react to the information. Also, be attentive to the possibility that persons within your supervision or control may trade or tip.

If you have any doubt about your responsibilities under these guidelines, seek clarification and guidance from an Authorized Person before you act. Do not try to resolve uncertainties on your own. The Company must insist that all personnel fully comply with these procedures. Failure to observe these policies may cause serious legal difficulties for you and for the Company.

180 Life Sciences Corp.

Policy on Control and Disclosure of

Confidential Information